Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

DERMIRA, INC.

at

$18.75 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 22, 2020

by

BALD EAGLE ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON FEBRUARY 19, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 22, 2020

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 22, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Bald Eagle Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Dermira, Inc., a Delaware corporation (“Dermira”), at a purchase price of $18.75 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is Dermira’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF DERMIRA UNANIMOUSLY RECOMMENDS THAT

YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $18.75 per Share, net to you in cash, without interest and less any applicable tax withholding.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 10, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among Dermira, Lilly, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Dermira pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Dermira continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly (the “Merger”).

4. The Board of Directors of Dermira unanimously: (1) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are advisable, fair to and in the best interests of Dermira and its stockholders; (2) approved the Merger Agreement, and duly authorized and approved the execution, delivery and performance by Dermira of the Merger Agreement and the consummation by Dermira of the Transactions; (3) declared the Merger Agreement and the Transactions advisable; (4) recommended that Dermira’s stockholders tender their Shares in the Offer; and (5) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL.

5. The Offer and withdrawal rights will expire at one minute past 11:59 P.M., Eastern time, on February 19, 2020, unless the Offer is extended or earlier terminated.

6. The Offer is not subject to a financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other law or regulation of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with law or regulation, we will make a good faith effort to comply with any such law or regulation. If, after such good faith effort, we cannot comply with any such law or regulation, the Offer will not be made to (nor will tenders be accepted from or on behalf of holders of) the holders of Shares in such state. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

DERMIRA, INC.

at

$18.75 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 22, 2020

by

BALD EAGLE ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 22, 2020, and the related Letter of Transmittal, in connection with the offer by Bald Eagle Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Dermira, Inc., a Delaware corporation (“Dermira”), at a purchase price of $18.75 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated January 22, 2020 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by Purchaser and such determination shall be final and binding, subject to any judgment of any court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No
Dated , 2020
Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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